SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 10, 2005

MERCANTILE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-5127	52-0898572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203

(Address of principal executive offices) (Zip Code)

(410) 237-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01	Entry Into a Material Definitive Agreement

Item 9.01	Financial Statements and Exhibits

Signatures

Exhibit Index

Item 1.01               Entry into a Material Definitive Agreement

At the Annual Meeting of Stockholders of Mercantile Bankshares Corporation (“Bankshares”) held on May 10, 2005, Bankshares’ stockholders approved the Mercantile Bankshares Corporation Stock Retainer and Deferred Compensation Plan for Non-Employee Directors (the “Plan”). The Board of Directors of Mercantile had previously approved the Plan on March 8, 2005, subject to stockholder approval. As disclosed in a Current Report on Form 8-K filed January 14, 2005, the Plan was adopted in connection with compensation arrangements for non-employee directors approved by Bankshares’ Board of Directors in January 2005.

The following is a summary of the terms of the Plan material to Bankshares:

The Plan provides for an annual stock retainer of 500 shares of Bankshares common stock to each non-employee director of Bankshares. The initial annual stock retainer under the Plan will be paid on June 1, 2005 to non-employee directors of Bankshares on that date.  Subsequent annual stock retainers will be paid to non-employee directors of Bankshares as of January 1 of each subsequent year. In lieu of the annual stock retainer for the calendar year in which an individual is initially elected to Bankshares’ Board of Directors, the new non-employee director will receive a one-time award of 500 shares of Bankshares common stock on the 31st day after being elected to the Board of Directors which will be treated under the Plan the same as an annual stock retainer.

The Plan permits non-employee directors of Bankshares and its affiliates to elect, in the manner permitted by Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to voluntarily defer their annual stock and cash retainers and some or all of their fees. Cash Amounts and stock deferred by each individual director are credited to a deferred compensation account as phantom stock units. At the close of each calendar quarter the sum of cash deferred in that quarter by a director is converted to phantom stock units by dividing such sum by the closing market price of Bankshares common stock, and the phantom stock units are then cumulatively credited to the director’s account. At the close of each calendar quarter, the sum of dividend equivalents attributable to the director’s account at the beginning of the quarter, assuming that such dividends had actually been paid, is similarly converted to additional phantom stock units and cumulatively credited. The Plan gives non-employee directors of Bankshares the option to elect to receive shares of Bankshares common stock in lieu of the undeferred portion of their cash retainer, if in excess of $3,000, based on the value of the stock on the election date in December.

The aggregate phantom stock units in the participant’s account are paid in whole shares of Bankshares common stock following the date the participant ceases to be a non-employee director. At the election of the participant, which must generally be made at the same time as the election to defer the respective compensation, payments may be made in a lump sum or, if the value of the participant’s account equals or exceeds $50,000, in installments over a period of not more than ten years. If there is no timely election regarding the method of distribution, payment when due will be made in a lump sum. Also, in the event a participant dies before receiving full distribution of his or her account, the balance will be paid in a lump sum to the participant’s designated beneficiary. A non-employee director of one of Bankshares’ affiliates may request a distribution from his or her account prior to termination of his or her directorship in the event of severe financial hardship. Approval of the Compensation Committee of Bankshares’ Board of Directors is required for any such distribution.

The Plan is administered by the Compensation Committee of the Board of Directors. Bankshares has reserved 445,000 shares of Bankshares common stock to be used for the annual stock retainers, stock elections and distributions of shares for phantom stock units under the Plan. Only Bankshares non-employee directors, which presently are 17 of the 20 directors, and the non-employee directors of Bankshares affiliates may participate in the Plan. Neither the executive officers nor the non-executive officer employees may participate in the Plan.

The Plan became effective upon stockholder approval.  Bankshares’ Board of Directors may amend or terminate the Plan at any time, but no such amendment or termination shall affect the deferral election for the year of amendment or termination or a participant’s rights to receive distributions of his or her accounts attributable to amounts deferred prior to the effective date of such amendment or termination, except as permitted by Code Section 409A.

The foregoing summary of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein in its entirety.

Item 9.01. Financial Statements, and Exhibits.

(c)	Exhibits.

10.1 Mercantile Bankshares Corporation Stock Retainer and Deferred Compensation Plan for Non-Employee Directors

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mercantile Bankshares Corporation
(Registrant)

Date: May 16, 2005	/s/ Terry L. Troupe
Terry L. Troupe
Chief Financial Officer and
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Mercantile Bankshares Corporation Stock Retainer and Deferred Compensation Plan for Non-Employee Directors